EXHIBIT 5.1

[LETTERHEAD OF RUTAN & TUCKER, LLP]

Rutan & Tucker, LLP
611 Anton Boulevard, Suite 1400
Costa Mesa, California 92626

October 27, 2006
Pacific Ethanol, Inc.
5711 N. West Avenue
Fresno, California 93711

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Pacific Ethanol, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 to which this opinion is an exhibit (the “Registration Statement”) with respect to the offer and sale by the entity named in the Registration Statement (the “Selling Security Holder”) of up to an aggregate of 2,775,851 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), comprising the following:

(a)	2,081,888 outstanding shares (the “Outstanding Shares”); and

(b)	693,963 shares (the “Warrant Shares”) that are issuable upon exercise of an outstanding warrant to purchase common stock (the “Warrant”) as described in the Registration Statement.

We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents. We have also assumed that the Outstanding Shares and the Warrant Shares are and will be evidenced by appropriate certificates that have been properly executed and delivered.

Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

1.	The Outstanding Shares are validly issued, fully paid and non-assessable.

2.
The Warrant Shares have been duly authorized and, when issued upon exercise of the Warrant in accordance with its terms, including payment of the applicable exercise price, will be validly issued, fully paid and non-assessable.

You have informed us that the Selling Security Holder may sell the Shares from time to time on a delayed or continuous basis. This opinion is limited to the General Corporation Law of the State of Delaware (“DGCL”), including the statutory provisions of the DGCL, all applicable provisions of the Constitution of the State of Delaware and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ RUTAN & TUCKER, LLP